Exhibit 21



Subsidiaries of the Registrant




Name Incorporation     State/Country of Organization  Business Name

Charles Needham Industries, Inc.          Texas           Kysor/Needham

Westran Corporation                      Michigan         Kysor/Westran

Kysor Europe Marketing                   England          Kysor/Europe

Kysor Industries, S.A.                   Belgium          Kysor/Europe

Kysor/Asia Ltd.                           Korea           Kysor/Asia Ltd.

Kalt Manufacturing                       Michigan         Kysor/Kalt

Bangor Refrigeration Company             Michigan         Kysor/Bangor